Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES

FOUR NEW DIRECTORS

AUBURN, Alabama, March 10, 2004 – The Board of Directors of Auburn National Bancorporation, Inc. (the “Company”) is pleased to announce the addition of four new directors to the Board, all of whom also serve on the Board of Directors for the Company’s wholly-owned subsidiary, AuburnBank.

C. Wayne Alderman is a professor and former Dean of the College of Business, Auburn University. He has been a director of AuburnBank since 1993.

William F. Ham, Jr. is owner of Varsity Enterprises and the Mayor of the City of Auburn. He has been a director of AuburnBank since 1993.

David E. Housel is the Director of Athletics, Auburn University. He has been a director of AuburnBank since 1997.

Edward Lee Spencer, III is the Vice President of Spencer Lumber Company. He has been a director of AuburnBank since 1991.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $590 million. The common stock of the company trades on the Nasdaq SmallCap market under the symbol AUBN.

For additional information, contact E. L. Spencer, Jr.